Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
investor@riteaid.com	Karen Rugen
(717) 730-7766

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES KEY APPOINTMENTS TO STRENGTHEN
SENIOR LEADERSHIP TEAM

John Standley Returns to Rite Aid, Named President and Chief Operating Officer

Frank Vitrano Joins Company as Chief Financial Officer and Chief Administrative Officer

Appointments Will Help Rite Aid Execute Strategy to Invigorate Sales, Reduce Costs
and Strengthen Financial Position

CAMP HILL, PA – September 25, 2008 – Rite Aid Corporation (NYSE: RAD) announced today that
John T. Standley will return to the company as President and Chief Operating Officer (COO) and said it had appointed Frank G. Vitrano to the combined role of Chief Financial Officer (CFO) and Chief Administrative Officer (CAO).

Both men were previously at Pathmark Stores, Inc., a $4.0 billion regional supermarket chain with a strong pharmacy business, where Standley was Chief Executive Officer and Board Director from 2005 through 2007 and Vitrano most recently served as President, CFO and Treasurer from 2002 through 2007.

Standley and Vitrano will report directly to Mary Sammons, Rite Aid’s Chairman and Chief Executive Officer.  The appointments are effective immediately.

“This is the right time for these changes as Rite Aid focuses on delivering strong value for shareholders, suppliers, customers and associates in a challenging business environment.  With the integration of Brooks Eckerd behind us and same store sales in the acquired stores continuing to trend upward, the key task before us is to drive profitable growth,” Sammons said.

She added, “John and Frank are seasoned executives who have proven they can work through challenging situations and achieve growth and value through a combination of operational excellence, commitment to a high level of service and effective cost management.  With these new appointments, Rite Aid can build on the foundation we have in place and sharpen our focus on invigorating sales, reducing costs and strengthening our overall financial position.  It is even more important to do this now so we can best capitalize on the opportunities ahead for our business.”

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Rite Aid Press Release – page 2

At Pathmark, Standley, 45, engineered and led the successful turnaround and sale of the company to The Great Atlantic & Pacific Tea Company, Inc., (A&P) in 2007.  He has intimate knowledge of Rite Aid’s operations gained during six years at the company between 1999 and 2005, serving most recently as Senior Executive Vice President, CFO and CAO.  During that period, Standley oversaw the implementation of new financial controls and was integrally involved in the development of the company’s current information systems, real estate strategy and compliance programs.  He also has served for the past several months in an advisory capacity to the company and will assume the role of President from Mary Sammons, who remains Chairman and CEO.  As COO, Standley will replace Robert J. Easley, who is leaving the company to pursue other interests.

“John is a proven leader with a broad-based financial background, backed by hands-on operational experience in a 23-year career in the retail grocery and pharmacy industry.  He spearheaded a remarkable success story at Pathmark; and while at Rite Aid earlier this decade, he was a key member of the team that helped turn around our operating results.  I am confident that he is ready to hit the ground running,” Sammons said.

Vitrano, 53, served in a variety of positions during a 35-year career at Pathmark, where he was President, CFO and Treasurer from 2002 to 2007.  Among his many achievements, he was instrumental in driving the company’s rebound and sale to A&P during 2005 to 2007, reporting to Standley.  His new role at Rite Aid combines the functions of CFO and CAO, which will help the company further improve operational efficiency.  The outgoing CFO, Kevin Twomey, and the outgoing CAO, Pierre Legault, are both leaving Rite Aid to pursue other opportunities.

“Frank’s track record of success across a range of operating and financial disciplines – from implementing cost savings initiatives to engineering debt and credit facilities – will serve Rite Aid well as we move forward.  He forged a strong partnership with John at Pathmark, which will enable them to begin working quickly with me to deliver results for the company,” Sammons said.  “I would like to thank Rob, Kevin and Pierre for their dedicated service and contributions to Rite Aid and wish them well.”

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release contains forward-looking statements, including guidance, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to improve the operating performance of our stores in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; our ability to manage expenses, including integration expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; general economic conditions and inflation and  interest rate movements and  access to capital, including our continuing ability to complete sale and leaseback transactions.  Consequently, all of the forward-looking statements made in this press release, including our guidance, are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".
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